                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X] Preliminary Proxy Statement             [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                 AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                 C3 CAPITAL, LLC
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) per unit price or other underlying value of transaction computed pursuant to exchange act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) total fee paid:

        ------------------------------------------------------------------------

[ ] fee paid previously with preliminary materials.

[ ] check box if any part of the fee is offset as provided by exchange act rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) amount previously paid:

        ------------------------------------------------------------------------

    (2) form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) filing party:

        ------------------------------------------------------------------------

    (4) date filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           INFORMATION CONCERNING THE
                                 VOTE TO CHANGE
                            MANAGING GENERAL PARTNER
                                       OF
                 AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.

--------------------------------------------------------------------------------

Dear Limited Partner,

     This Consent Solicitation is being furnished by C3 Capital, LLC ("C3 Capital"), to you, the holder of one or more units that represent beneficial limited partnership interests (the "Units") in American Retirement Villas Properties III, L.P. (the "Partnership") for the sole purpose of soliciting your approval to remove the current managing general partner of the Partnership, ARV Assisted Living, Inc. ("ARVAL"), and to elect C3 Capital as the new managing general partner of the Partnership.

     The Consents are solicited upon the terms and subject to the conditions of this Solicitation of Consents and the accompanying Vote to Change Managing General Partner (printed on green paper, the "Vote to Change"). The Solicitation of Consents and the Vote to Change constitute the "Consent Solicitation."

     THIS SOLICITATION OF CONSENTS AND THE ACCOMPANYING VOTE TO CHANGE ARE FIRST BEING MAILED TO LIMITED PARTNERS ON OR ABOUT OCTOBER 4, 2001.

     Removal of the current managing general partner and the election of C3 Capital as the new managing general partner requires the consent of the record holders of a majority of the outstanding Units (the "Required Consents"). THE ELECTION OF C3 CAPITAL AS MANAGING GENERAL PARTNER IS CONDITIONED UPON THE APPROVAL OF THE REMOVAL OF THE CURRENT MANAGING GENERAL PARTNER.

     It is important that your units be counted regardless of the size of your holdings. Please complete, sign, date and return the accompanying green VOTE TO CHANGE in the enclosed envelope in order to make certain that your units will be counted. FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS.

     If you agree with C3 Capital that there must be a change in managing general partner, please sign, date, and mail the enclosed Vote to Change.

     If you have any questions, please contact C3 Capital, toll free, at (866) 719-4093 or by mail at 359 San Miguel Drive, Suite 300, Newport Beach, California 92660.

     Thank you for your consideration of this matter.

                                             Sincerely yours,

                                             /s/ GARY L. DAVIDSON
                                             -------------------------------
                                                 Gary L. Davidson
                                                 Chairman
                                                 C3 Capital, LLC

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY OF CONSENT SOLICITATION............................................   1

INTRODUCTION TO THE CONSENT SOLICITATION...................................   4

THE CONSENT SOLICITATION...................................................   5

1.  PROPOSALS AND SUPPORTING STATEMENT.....................................   5

2.  ADMISSION OF NEW MANAGING GENERAL PARTNER..............................   5

3.  DISTRIBUTION AND EXPIRATION OF SOLICITATION............................   6

4.  VOTING PROCEDURES AND REQUIRED CONSENTS................................   6

5.  COMPLETION INSTRUCTIONS................................................   7

6.  POWER OF ATTORNEY......................................................   7

7.  REVOCATION OF CONSENTS.................................................   7

8.  NO DISSENTERS' RIGHTS OF APPRAISAL.....................................   8

9.  NO REGULATORY APPROVALS................................................   8

10. SOLICITATION...........................................................   8

CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.............................   9

1.  GENERAL................................................................   9

2.  ONGOING COMPENSATION AND REIMBURSEMENTS TO THE MANAGING
    GENERAL PARTNER........................................................   9

CERTAIN INFORMATION CONCERNING C3 CAPITAL..................................  11

SCHEDULE I.................................................................  12

MEMBERS AND MANAGERS OF C3 CAPITAL.........................................  12

SCHEDULE II................................................................  13

CERTAIN FEDERAL INCOME TAX MATTERS.........................................  13

                         SUMMARY OF CONSENT SOLICITATION

     C3 Capital, LLC is soliciting consents of the limited partners of American Retirement Villas Properties III, L.P. to remove the current managing general partner and to elect itself as the new managing general partner of American Retirement Villas Properties III, L.P. C3 Capital, LLC is also simultaneously offering to purchase up to 10,000 units of limited partnership interests in American Retirement Villas Properties III, L.P. for $300 per unit in cash. THE CONSENT SOLICITATION IS BEING MADE BY C3 CAPITAL, LLC., ON ITS BEHALF, AND NOT ON BEHALF OF THE PARTNERSHIP. CONSENTS SHOULD BE DELIVERED TO C3 CAPITAL AND NOT TO THE PARTNERSHIP.

     The following are some of the questions that you, as a unit holder and limited partner of the American Retirement Villas Properties III, L.P. may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Consent Solicitation and the accompanying Vote to Change Managing General Partner.

WHO IS C3 CAPITAL, LLC?

The members of C3 Capital, LLC and their respective employees, consultants, or affiliates collectively have over one hundred (100) years experience in seniors housing and comprise a substantial portion of the original management team at ARV Assisted Living, Inc. when original limited partners made their investment in American Retirements Villas Properties III, L.P. Furthermore, Vintage Senior Housing, LLC, a member of C3 Capital, LLC, recently purchased Bradford Square from an American Retirement Villas Properties III, L.P. subsidiary resulting in a significant distribution to you. See "CERTAIN INFORMATION CONCERNING THE PARTNERSHIP" and "CERTAIN INFORMATION CONCERNING C3 CAPITAL" BELOW.

WHO IS THE CURRENT MANAGING GENERAL PARTNER OF AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.?

The current managing general partner is ARV Assisted Living, Inc. The current management team at ARV Assisted Living, Inc. is for the most part new to the company with generally a brief background in senior housing. Of the top fourteen original members of ARV Assisted Living, Inc.'s senior management team at the time you invested, none are still with ARV Assisted Living, Inc. In addition, only one of the members of the board of directors at the time you invested is still affiliated with ARV Assisted Living, Inc. On the other hand, seven of the top fourteen original members of ARVAL management are now part of the C3 Capital team. See "CERTAIN INFORMATION CONCERNING THE PARTNERSHIP" AND "SCHEDULE I" below.

WHAT IS C3 CAPITAL, LLC SEEKING IN THIS CONSENT SOLICITATION?

C3 Capital, LLC is seeking each Limited Partner's consent to remove ARV Assisted Living, Inc. as the managing general partner and to elect C3 Capital, LLC as the managing general partner of American Retirement Villas Properties III, L.P. See "Proposals and Supporting Statement" below.

WHAT DOES C3 CAPITAL INTEND TO DO IF ELECTED MANAGING GENERAL PARTNER?

C3 Capital intends to review all aspects of the partnership operations with a view to operate and manage partnership assets more effectively and increase distributions to partners when possible.

The current managing general partner has stated in the Partnership's filings with the U.S. Securities and Exchange Commission (the "Commission") that it has no intention of liquidating the partnership properties pursuant to the original projections made to Unitholders. Consequently, C3 Capital intends to remove the current managing general partner from all of its duties with respect to the Partnership. Regarding the property management, C3 Capital intends to retain Vintage Senior Housing, LLC - one of the members of C3 Capital - to manage the properties. Vicki Clark, Director of Operations for Vintage Senior Housing, LLC, was previously a division president with ARV Assisted Living, Inc. and had personal responsibility for managing the partnership properties at that time. See "Proposals and Supporting Statement" below.

WILL C3 CAPITAL, LLC BECOME THE MANAGING GENERAL PARTNER EVEN IF ARV ASSISTED LIVING, INC. IS NOT REMOVED FIRST?

No. Pursuant to the partnership's limited partnership agreement, the election of C3 Capital, LLC as the new managing general partner of American Retirement Villas Properties III, L.P. is contingent on the removal of ARV Assisted Living, Inc. as the managing general partner. See "Proposals and Supporting Statement" below.

HOW DO I APPROVE THE REMOVAL OF THE CURRENT MANAGING GENERAL PARTNER AND THE ELECTION OF C3 CAPITAL, LLC AS THE NEW MANAGING GENERAL PARTNER?

To give your consent to these proposals, you must follow the instructions on the Vote to Change Managing General Partner (printed on green paper), the "Vote to Change", complete and sign the Vote to Change and then deliver a completed Vote to Change, to C3 Capital, prior to the time the solicitation of consents expires. A PREPAID, return envelope is included for your use. See "Distribution and Expiration of Solicitation" below.

HOW MANY VOTES ARE REQUIRED FOR A PROPOSAL TO PASS?

Each proposal requires the consent of a majority of the holders of record of the limited partnership interests. See "Voting Procedures and Required Consents" below.

CAN I REVOKE MY CONSENT OR CHANGE MY VOTE?

Your consent can be revoked or you can change your vote at any time prior to the expiration date of the solicitation of consents. In order to revoke your consent or change your vote, you must give notice to C3 Capital, LLC prior to the expiration date of the solicitation of consents. Your notice must specify the name of the record holder of the limited partnership interests and must be executed in the same way the original consent was executed. See "Revocation of Consents" below.

DO I HAVE DISSENTERS' RIGHTS OF APPRAISAL IN CONNECTION WITH THESE PROPOSALS?

Under the partnership agreement and California law, limited partners do not have dissenters' rights of appraisal in connection with these proposals. See "No Dissenters' Rights of Appraisal" below.

IF ARV ASSISTED LIVING, INC. IS REMOVED AS MANAGING GENERAL PARTNER, WHAT RIGHTS, POWERS OR AUTHORITY WILL IT HAVE?

If the required consents are obtained to remove ARV Assisted Living, Inc. as the managing general partner, ARV Assisted Living, Inc. will not retain any of the rights, powers or authority it currently accrues. However, pursuant to the partnership agreement, following the removal, American Retirement Villas Properties III, L.P. must purchase ARV Assisted Living, Inc.'s interest in the partnership at its fair value on the date of the removal. See "Admission of New Managing General Partner" below.

IF C3 CAPITAL, LLC IS ELECTED TO BE THE NEW MANAGING GENERAL PARTNER, WHAT BENEFITS WILL IT BE ENTITLED TO?

If C3 Capital, LLC is elected to be the new managing general partner, it may be entitled to certain property management fees, partnership management fees, subordinated incentive compensation, a partnership interest, reimbursement of expenses and other fees. A detailed description of these fees, reimbursements and interests is more fully set forth in "CERTAIN INFORMATION CONCERNING THE PARTNERSHIP" below. See "Admission of New Managing General Partner" below.

IF I WOULD RATHER GET LIQUIDITY IN THE NEAR TERM, WHAT SHOULD I DO?

If you would prefer to sell some or all of your units to C3 Capital, please follow the instructions contained in the Offer to Purchase (printed on white paper) and accompanying Offer to Sell (printed on blue paper) sent out simultaneously with this Consent Solicitation.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE SOLICITATION OF CONSENTS?

You can call C3 Capital, toll free, at (866) 719-4093.

                    INTRODUCTION TO THE CONSENT SOLICITATION

     C3 Capital, LLC ("C3 Capital") seeks the approval by written consent (the "Consents") of the limited partners (the "Limited Partners") of the American Retirement Villas Properties III, L.P. (the "Partnership") to remove the current managing general partner and to elect C3 Capital as the new managing general partner of the Partnership. The election of C3 Capital as a managing general partner is conditioned upon the approval of the removal of the current managing general partner.

     The Consents are solicited upon the terms and subject to the conditions of this Consent Solicitation and the accompanying form of Vote to Change Managing General Partner (the "Vote to Change"). Removal of the current managing general partner and the election of C3 Capital as the new managing general partner requires the consent of the record holders of a majority of the outstanding limited partnership interests ("Limited Partnership Interests") of the Limited Partners (the "Required Consents"). If C3 Capital receives the Required Consents, it will become the new managing general partner, as provided in the Partnership Agreement. The Consent Solicitation and the accompanying form Vote to Change constitute the "Consent Solicitation."

     In reviewing this Consent Solicitation Statement please consider the following:

o A significant portion of the management team of ARV Assisted Living, Inc. at the time limited partners made their original investment in the Partnership is now the management of C3 Capital.

o If C3 Capital is successful in replacing the current managing general partner with itself, C3 Capital plans to consider opportunities to more effectively manage the Partnership's assets and increase dividends, if possible.

o If C3 Capital is appointed as the new managing general partner, it or its affiliates would generally be entitled to the same fees as previously paid to the current managing general partner.

o If C3 Capital is appointed as the new managing general partner, it will be entitled to a .01% interest in all profits and losses and distributions, as well as liquidation proceeds to the same extent as the former managing general partner pursuant to Sections 6.2 and 6.5 of the Partnership Agreement.

o The current managing general partner received approximately $173,000 in property management fees and $58,000 in partnership management fees for the six months ended June 30, 2001. For a more detailed analysis of management fees and reimbursements, see "CERTAIN INFORMATION CONCERNING THE PARTNERSHIP" below. The current managing general partner will continue to collect management fees until it sells the assets of the Partnership, and therefore has a financial incentive not to sell these assets. Based on publicly available information, the current managing general partner does not own any Limited Partnership Interests. Although C3 Capital may have a financial incentive not to sell the assets of the Partnership because it also will receive management fees, C3 Capital's incentive not to sell these assets is significantly less because it intends to purchase a significant percentage of the Limited Partnership Interests pursuant to the Offer to Purchase it is launching simultaneously with this Consent Solicitation (the "Offer"). Therefore, C3 Capital will have a stronger incentive to ensure the prompt sale of the assets of the Partnership at a favorable price.

o The current managing general partner has stated that it currently has no intent to liquidate the partnership properties.

Considerations other than those identified, such as investment and tax considerations, exist which should be weighed in replacing the current managing general partner with C3 Capital. Limited Partners are advised to read this entire Consent Solicitation carefully and to consult with their investment and tax advisors before making a decision whether or not to consent. Please note that C3 Capital can give no assurance that limited partner value will be increased by the election of itself as the new managing general partner. YOUR VOTE IS IMPORTANT. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS.

                            THE CONSENT SOLICITATION

     1. PROPOSALS AND SUPPORTING STATEMENT. The Limited Partners are being asked to approve by written consent the following actions (the "Proposals") pursuant to the partnership agreement:

     (1) the removal of the current managing general partner, ARV Assisted Living, Inc. ("ARVAL"), as the managing general partner of the Partnership; and

     (2) the continuation of the Partnership and the election of C3 Capital as the new managing general partner of the Partnership (which is conditioned upon the approval of Proposal 1 above).

     A review of documents and reports publicly filed by the Partnership indicates that the remaining assets held by the Partnership include potentially valuable real estate assets, the "Properties". As described in "CERTAIN INFORMATION CONCERNING THE PARTNERSHIP" below, these assets are interests in residential facilities for senior citizens. C3 Capital believes the Partnership should be exploring opportunities to maximize the potential cash returns to the Limited Partners on their original investment. The managing general partner and the Partnership have stated that they presently have no definite plans to sell the Properties.

     ARVAL has received approximately $173,000 in property management fees and $58,000 in partnership management fees for the six months ended June 30, 2001. For a more detailed analysis of management fees and reimbursement, see "CERTAIN INFORMATION CONCERNING THE PARTNERSHIP" below. ARVAL will continue to collect management fees and profit from operations until it sells the Properties, and therefore has a financial incentive not to sell the Properties. Although C3 Capital may have a financial incentive not to sell the Properties because it also will receive management fees, C3 Capital's disincentive to sell the Properties is significantly less because it intends to purchase a significant number of Limited Partnership Interests. Therefore, C3 Capital has a stronger incentive to ensure the prompt sale of the Properties at a favorable price. The current managing general partner and its affiliates do not own any Limited Partnership Interests in the Partnership and therefore do not have the same financial incentive to sell the Limited Partnership Assets as would C3 Capital or the Limited Partners.

     C3 Capital believes that removing the current managing general partner and electing itself as the new managing general partner will provide the Limited Partners with the best potential to maximize the potential cash returns to the Limited Partners in the future. The goal of C3 Capital in soliciting the Consents is to elect itself as the new managing general partner of the Partnership so that it can (i) review the Partnership's books and records to analyze alternatives, including the possible liquidation of the Properties and other assets that the Partnership holds; and (ii) review the current management of the Properties to analyze replacing the current management with Vintage Senior Housing, LLC.

     C3 Capital cannot give any assurances that limited partner value will be increased by its election as the new managing general partner.

     2. ADMISSION OF NEW MANAGING GENERAL PARTNER. If the Required Consents are obtained to remove the current managing general partner and elect C3 Capital as the new managing general partner, ARVAL will not retain any of the rights, powers or authority accruing to the managing general partner following its removal. However, the Partnership must purchase ARVAL's interest in the Partnership at its fair value on the date of such removal as provided in Section
10.4 of the Partnership Agreement.

     C3 Capital has indicated its desire to become the new managing general partner and, other than a subsequent material adverse change in the Partnership, it does not anticipate any circumstance under which it would not desire to become the new managing general partner. A material adverse change would include bankruptcy, foreclosure or other impairments on the value or operations of the Partnership's assets. C3 Capital reserves the right to withdraw before admission as the new managing general partner in the event of a material adverse change in the Partnership.

     C3 Capital, as the new managing general partner, will be entitled to a .01% interest in all profits and losses, and liquidating distributions made by the Partnership, subject to a capital account adjustment (the same interest which the current managing general partner is entitled to), and the management fees and reimbursement described in "CERTAIN INFORMATION CONCERNING THE PARTNERSHIP" below. C3 Capital expects to buy units pursuant to the tender offer and is also looking to the Units as a source of return.

     3. DISTRIBUTION AND EXPIRATION OF SOLICITATION. This Consent Solicitation and the related Votes to Change are first being mailed to Limited Partners on or about October 4, 2001. Limited Partners who are record owners of Limited Partnership Interests as of October 4, 2001 (the "Record Date") may execute and deliver a Vote to Change. A beneficial owner of Limited Partnership Interests who is not the record owner of such Limited Partnership Interests must arrange for the record owner of such Limited Partnership Interests to execute and deliver to C3 Capital a Vote to Change that reflects the vote of the beneficial owner.

     This solicitation of consents begins on receipt by C3 Capital of the first Vote to Change granted under the terms of this Consent Solicitation (the "Date of First Consent") and will expire at 12:00 midnight New York Time on the earlier to occur of the following dates: (i) the 60 day anniversary of the Date of First Consent, and (ii) the date the Required Consents are received. If C3 Capital is unable to obtain the Required Consents prior to the expiration of the Consent Solicitation, the Consent Solicitation will fail and the Votes to Change will expire; however, C3 Capital may still attempt to significantly influence the Partnership and may solicit new consents to remove the current managing general partner.

     C3 Capital reserves the right for any reason to terminate the solicitation of consents at any time prior to its expiration by giving written notice of such termination to the Limited Partners.

     4. VOTING PROCEDURES AND REQUIRED CONSENTS. The Vote to Change form included with this Consent Solicitation is the ballot to be used by Limited Partners to cast their votes. For each Proposal, Limited Partners should mark a box adjacent to the Proposal indicating that the Limited Partner votes "For" or "Against" the Proposal, or wishes to "Abstain." All Votes to Change that are properly completed, signed and delivered to C3 Capital, and not revoked prior to the expiration of the Consent Solicitation, will be given effect in accordance with the specifications thereof. If none of the boxes on the Vote to Change form is marked, but the Vote to Change is otherwise properly completed and signed, the Limited Partner delivering such Vote to Change will be deemed to have voted "For" the Proposals.

     As noted above, removal of the current managing general partner and election of C3 Capital as the new managing general partner are each separate proposals which require the consent of the record holders of a majority of the Limited Partnership Interests of the Limited Partners (the "Required Consents"). Accordingly, adoption of each Proposal requires the receipt without revocation of the Required Consents indicating a vote "For" the Proposal. C3 Capital is seeking approval of each of the Proposals. Pursuant to the terms of the Offer, when C3 Capital accepts any Units tendered to C3 Capital in the Offer, C3 Capital is irrevocably appointed as sole proxy for the tendering Unitholder. C3 Capital intends to vote any proxies obtained through the Offer in favor of each of the Proposals.

     The election of C3 Capital as the new managing general partner is conditioned on the approval of the removal of the current managing general partner. The failure of a Limited Partner to deliver a Vote to Change or a vote to "Abstain" will have the same effect as if such Limited Partner had voted "Against" a Proposals. Limited Partnership Interests not voted by brokers, banks or nominees will have the same effect as Limited Partnership Interests voted against the Proposals.

     If Limited Partnership Interests to which a Vote to Change relates are held of record by two or more joint holders, all such holders must sign the Vote to Change. If a Vote to Change is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Vote to Change form appropriate evidence of authority to execute the Vote to Change. In addition, if a Vote to Change relates to less than the total number of Limited Partnership Interests held in the name of such Limited Partner, the Limited Partner must state the number of Limited Partnership Interests recorded in the name of such Limited Partner to which the Vote to Change relates. If a Vote to Change is executed by a person other than the record owner, then it must be accompanied by a valid proxy duly executed by the record owner.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation of Votes to Change, and the interpretation of the terms and conditions of this solicitation of consents, will be determined by C3 Capital, subject to the provisions of the partnership agreement, as well as state and federal law. C3 Capital reserves the absolute right to reject any or all Votes to Change that are not acceptable. C3 Capital also reserves the right to waive any conditions as to particular Votes to Change or Limited Partnership Interests. Neither C3 Capital, nor any of its affiliates, shall be under any duty to give any notification of any such defects, irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Votes to Change will not be deemed to have been made until any irregularities or defects therein have been cured or waived.

     5. COMPLETION INSTRUCTIONS. Limited Partners are requested to complete, sign and date the Vote to Change form included with this Consent Solicitation and mail, hand deliver, or send by overnight courier the original signed Vote to Change to C3 Capital.

     Votes to Change should be sent or delivered to C3 Capital at the address set forth on the back cover of this Consent Solicitation, and not to the Partnership. A prepaid, return envelope is included herewith.

     6. POWER OF ATTORNEY. Upon approval of a Proposal, C3 Capital will be expressly authorized to prepare any and all documentation and take any further actions necessary to implement the actions contemplated under this Consent Solicitation with respect to the approved Proposal. Furthermore, each Limited Partner who votes for a Proposal described in this Consent Solicitation, by signing the attached form Vote to Change, constitutes and appoints C3 Capital, acting through its officers and employees, as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the partnership agreement in connection with this Consent Solicitation or in order to implement the approved Proposal, including the execution of an amendment to the partnership agreement to reflect C3 Capital as the new managing general partner of the Partnership.

     7. REVOCATION OF CONSENTS. Votes to Change may be revoked at any time prior to the expiration of the Consent Solicitation, or a Limited Partner may change a vote on one or both Proposals, in accordance with the following procedures. For a revocation or change of vote to be effective, C3 Capital must receive prior to the expiration of the Consent Solicitation a written notice of revocation or change of vote (which may be in the form of a subsequent, properly executed Vote to Change) at the address set forth on this Consent Solicitation. The notice must specify the name of the record holder of the Limited Partnership Interests and the name of the person having executed the Vote to Change to be revoked or changed (if different), and must be executed in the same manner as the Vote to Change to which the revocation or change relates or by a duly authorized person that so indicates and that submits with the notice appropriate evidence of such authority as determined by C3 Capital. A revocation or change of a Vote to Change shall be effective only as to the Limited Partnership Interests listed on such notice and only if such notice complies with the provisions of this Consent Solicitation.

     C3 Capital reserves the right to contest the validity of any revocation or change of vote and all questions as to validity (including time of receipt) will be determined by C3 Capital, subject to the provisions of the partnership agreement, as well as state and federal law.

     8. NO DISSENTERS' RIGHTS OF APPRAISAL. Under the partnership agreement and California law, Limited Partners do not have dissenters' rights of appraisal in connection with these Proposals.

     9. NO REGULATORY APPROVALS. C3 Capital is unaware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the completion of the removal of the current managing general partner and its replacement with C3 Capital. Should any such approval or other action be required, it is C3 Capital's present intention that such additional approval or action would be sought.

     10. SOLICITATION. Neither the Partnership nor the current managing general partner is a participant in this solicitation of Consents. C3 Capital and its members are the only participants in the solicitation. C3 Capital will initially bear all costs of this solicitation of Consents, including fees for attorneys, and the cost of preparing, printing and mailing this Consent Solicitation. C3 Capital shall seek reimbursement for such costs from the Partnership to the extent allowed under the partnership agreement and applicable law.

     Members and managers of C3 Capital or Vintage Senior Housing, LLC, a member of C3 Capital, or employees of entities affiliated with C3 Capital or Vintage Senior Housing, LLC, may solicit Limited Partners to vote their Limited Partnership Interests in the Consent Solicitation by telephone, facsimile or in person. These individuals may receive reasonable and customary compensation for making solicitations, and C3 Capital may reimburse them for out-of-pocket expenses associated with the solicitations.

                             YOUR VOTE IS IMPORTANT!

      NO MATTER HOW MANY UNITS YOU OWN, YOUR VOTE ON THE PROPOSALS MATTERS.

 PLEASE HELP US TO MAXIMIZE UNITHOLDER VALUE BY COMPLETING, SIGNING AND DATING THE ENCLOSED VOTE TO CHANGE AND RETURNING IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                           BE SURE TO SIGN YOUR VOTE!

       IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT C3 CAPITAL AT:

                        359 SAN MIGUEL DRIVE, SUITE 300

                             NEWPORT BEACH, CA 92660

                 OR CALL C3 CAPITAL TOLL FREE AT: (866) 719-4093

                 CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

     1. GENERAL. Information contained in this section is based upon documents and reports publicly filed by the Partnership. Although C3 Capital has no reason to believe that the statements contained in these public documents and reports are untrue, C3 Capital has not independently investigated the accuracy of these statements and does not take responsibility for the accuracy, inaccuracy, completeness or incompleteness, of any of the information contained in this section or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.

     The Partnership is the owner and operator of two assisted living communities, which house and provide personal care and support services to senior residents. The Partnership is a California limited partnership that was formed in June of 1989 to develop, finance, acquire and operate senior citizen housing. Currently, the only managing general partner of the Partnership is ARVAL. The managing general partner makes all decisions concerning property acquisitions and dispositions of the communities, subject to the limited partners' rights to approve or disapprove of the sale of substantially all of the Partnerships assets.

     The Partnership's address is 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626 and the Partnership's phone number is (714) 751-7400.

     As of June 30, 2001, there were approximately 1,759 Unitholders of record owning 18,666 units. There is no established public trading market for the Units.

     Under the partnership agreement, the term of the Partnership will continue until December 31, 2049 unless terminated earlier pursuant to the provisions of the partnership agreement.

     At June 30, 2001, the Partnership's investment portfolio consisted of the Properties and an 8% promissory note maturing January 25, 2010 with an outstanding balance of approximately $5 million. The Properties are: Chandler Villas, a 164--unit complex in Chandler, Arizona ("Chandler"); and Villa Las Posas, a 123-unit complex in Camarillo, California ("Los Posas"). According to the Partnership's Offering Memorandum, the original anticipated holding period of each of the Properties was five to seven years following the acquisition of the Property (subject to market conditions). Los Posas has been operating almost four years; however, the site was purchased by the Partnership over eleven years ago. Chandler has been held and operated by the Partnership for more than nine years.

     2. ONGOING COMPENSATION AND REIMBURSEMENTS TO THE MANAGING GENERAL PARTNER. A managing general partner is entitled to the following ongoing fees and reimbursements under the partnership agreement:

     Property Management Fees. A property management fee of 5% of gross revenues paid for managerial services including general supervision, hiring of onsite management personnel employed by the Partnership, renting of units, installation and provision of food service, maintenance, and other operations. Property management fees for 1998, 1999 and 2000 were $472,000, $421,000 and $442,000 respectively.

     Partnership Management Fees. A partnership management fee of 10% of cash flow before distributions is paid for implementing the Partnership's business plan, supervising and management of the Partnership's affairs including general administration, coordination of legal, audit, tax, and insurance matters. Partnership management fees for 1998, 1999 and 2000 were $140,000, $151,000 and $178,000 respectively.

     Sale of Partnership Projects. The partnership agreement neither specifically authorizes nor prohibits payment or compensation in the form of real estate commissions to the managing general partners or its affiliates. Any such payments or compensation are subordinated to a return to the Limited Partners of their capital contributions plus an 8% per annum, cumulative, but not compounded, return thereon from all sources, including prior distribution of cash flow. Any such compensation shall not exceed 3% of the gross sales price or 50% of the standard real estate brokerage commission, whichever is less. Upon the sale of Bradford Square in December, 2000, a $240,060 real estate selling commission was paid to ARVAL. In fiscal 1999, and 1998 no real estate selling commissions were paid to ARVAL.

     Subordinated Incentive Compensation. The general partners are entitled to receive 15% of the proceeds of sale or refinancing, subordinated to a return of initial Capital Contributions (as defined in the partnership agreement), plus cumulative, but not compounded, return on capital contributions varying from 8% to 10% per annum. In 2000, 1999 and 1998, no incentive compensation was paid.

     Partnership Interest. .01% of all items of capital, profit or loss, and liquidating distributions, subject to a capital account adjustment.

     Reimbursed Expenses. All of the Partnership's expenses are to be billed directly to and paid by the Partnership. The managing general partner may be reimbursed for the actual cost of goods and materials obtained from unaffiliated entities and used for or by the Partnership. In addition, the managing general partner may be reimbursed for administrative services necessary to the Partnership's prudent operation, provided that such reimbursement is at the lower of its actual cost or the amount which the Partnership would be required to pay to independent parties for comparable administrative services in the same geographic location. The total reimbursements to ARVAL amounted to $3.1 million, $3.7 million, and $2.5 million for the years ending December 31, 2000, 1999 and 1998, respectively.

                    CERTAIN INFORMATION CONCERNING C3 CAPITAL

     C3 Capital, a California limited liability company, was formed on July 16, 2001. C3 Capital has not engaged in any activities to date, other than those incidental to its organization, purchasing Units, making the Offer and soliciting the Consents. The principal office of C3 Capital is 359 San Miguel Drive, Suite 300, Newport Beach, California 92660 and its phone number is (866) 719-4093. For certain information concerning the members and controlling persons of C3 Capital, see "SCHEDULE I" below.

     C3 Capital is aware of the following contacts, transactions and agreements between affiliates of C3 Capital and the Partnership:

o Gary L. Davidson, a member of C3 Capital and a former general partner of the Partnership, retains a special limited partnership interest in the Partnership which entitles him to .00198% share of the profits, losses and distribution of the Partnership. This interest was acquired by Mr. Davidson initially as a general partner of the Partnership and was converted, pursuant to the terms of the Partnership Agreement, to a special limited partnership interest upon Mr. Davidson's resignation as a general partner of the Partnership which occurred in 2000. This special limited partnership interest merely represents the same economic interest that Mr. Davidson acquired as a general partner of the Partnership and is not represented by limited partnership units or a right to acquire any limited partnership units of the Partnership. Mr. Davidson's special limited partnership interest continues to be subject to the terms and conditions of the Partnership Agreement.

o In December of 2000, Vintage Senior Housing, LLC, a member of C3 Capital, purchased substantially all of the assets of Bradford Square, L.P., a California limited partnership in which the Partnership was the managing general partner and held a 50% interest. The assets purchased included an existing 92-unit retirement facility known as "Bradford Square", located at 1180 N. Bradford, Placentia, California. Vintage paid an aggregate of $8,002,000 in cash to the Partnership for the assets.

o An affiliated company of Vintage Senior Housing, LLC in which Vintage holds a minority membership interest is currently a managing member in five separate limited liability companies in which ARV Assisted Living, Inc. is also a managing member. The purpose of these separate limited liability companies is to develop and operate multi-unit retirement facilities.

     Neither C3 Capital, nor, to the best knowledge of C3 Capital, any of the persons listed on "SCHEDULE I", have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Except as set forth in this Offer to Purchase, neither C3 Capital, nor, to the best knowledge of C3 Capital, any of the persons listed on "SCHEDULE I", nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Units, and neither C3 Capital nor, to the best of knowledge of C3 Capital, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Units during the past 60 days.

     Except as set forth in this Offer to Purchase, neither C3 Capital, nor, to the best knowledge of C3 Capital, any of the persons listed on "SCHEDULE I," nor any associate or majority owned subsidiary of any of the foregoing, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Partnership, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, neither C3 Capital, nor any of its affiliates, nor, to the best knowledge of C3 Capital, any of the persons listed on "SCHEDULE I", have had any business relationships or transactions with the Partnership or any of its executive officers, directors or affiliates that are required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between C3 Capital, any of its affiliates or, to the best knowledge of C3 Capital, any of the persons listed on "SCHEDULE I", and the Partnership or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

                                  SCHEDULE I

                      MEMBERS AND MANAGERS OF C3 CAPITAL

     The names and principal occupation or employment of each member and manager of C3 Capital and its control persons are set forth below. Unless otherwise noted below, the business address of each member and manager is 359 San Miguel Drive, Suite 300, Newport Beach, California 92660 and its phone number is (866) 719-4093. Each member and manager and its control persons are United States citizens.

BONGATE, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY. A member of C3 Capital, LLC. BonGate, LLC engages in business and managerial consulting and holds a controlling interest in Cooper Colony Affordable Housing, Inc., an owner and operator of affordable senior apartments. Graham P. Espley-Jones is the controlling member of BonGate. The business address of BonGate, LLC is 110 Newport Center Drive, Suite 200, Newport Beach, California 92660, and its phone number is (949) 719-1166.

VINTAGE SENIOR HOUSING, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY. A member of C3 Capital, LLC. Founded in 1998, Vintage Senior Housing LLC develops and manages assisted living facilities. To date, Vintage has developed four new assisted living facilities, refurbished three assisted living facilities requiring substantial renovation and has acquired and now operates three other existing assisted living facilities. Eric K. Davidson and Brian S. Flores are the controlling members of Vintage. The phone number for Mr. Davidson is
(949) 719-4082. The phone number for Mr. Flornes is (949) 719-4083.

GARY L. DAVIDSON, 67.

Chairman and member of C3 Capital, LLC. He is also a founder and currently serves as Chairman of Windstone Group and Assured Horizons, owners and operators of residential care facilities for the frail elderly. In 1979, he founded ARV Assisted Living, Inc., formerly American Retirement Villas Corporation. He served as Chairman, President and CEO of ARV Assisted Living, Inc. until 1997. Prior to founding ARV Assisted Living, Inc. he practiced law and became active in the senior housing industry in 1967. He was also one of the founders and organizers of the American Basketball Association, the World Football League and World Hockey Association. He graduated from UCLA with a Bachelor of Arts Degree and also attended Law School at UCLA where he was awarded a Doctorate in Juris Prudence.

GRAHAM P. ESPLEY-JONES, 41.

President and controlling member of BonGate, LLC, a member of C3 Capital, LLC. He also serves as President of Cooper Colony Affordable Housing, Inc., an owner and operator of affordable senior apartments. Most recently, he served as the Chief Financial Officer and Chief Administrative Officer of The Meyers Group, the largest data provider of real estate information in the country. Prior to that, he served as Chief Financial Officer of Kaufman and Broad Multi-Housing Group, an owner, operator and developer of senior and multi-family affordable apartments. From 1988 until 1998, he served as Chief Financial Officer and Executive Vice President of ARV Assisted Living, Inc. He received a Bachelor of Science Degree from San Diego State University and a Masters in Business Administration from Pepperdine University.

ERIC K. DAVIDSON, 40.

Principal and member of Vintage Senior Housing, LLC, a member of C3 Capital, LLC. He co-founded Vintage Senior Housing, LLC in 1998 with Brian L. Flornes. Prior to founding Vintage, he was a Senior Vice President at ARV Assisted Living, Inc. overseeing both acquisitions and development. He began his career at Cushman and Wakefield specializing in office leasing, investments and senior housing. He received a Bachelor of Arts Degree from the University of California at Berkley and attended Cambridge University in England.

BRIAN J. FLORNES, 38.

Principal and member of Vintage Senior Housing, LLC, a member of C3 Capital, LLC. He co-founded Vintage Senior Housing, LLC in 1998 with Eric K. Davidson. Prior to founding Vintage, he was President of American Housing Concepts which handled all the development activities for ARV Assisted Living, Inc. from 1992 to 1998. Prior to that he worked with Calmark as a project manager overseeing the development of senior housing apartments. He received a Bachelor of Arts Degree and a Masters Degree in Business Administration from Loyola Maryland University.

                                   SCHEDULE II

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions under applicable state, local, foreign and other tax laws. UNITHOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

     In general, a Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The amount of a Unitholder's adjusted tax basis in such Units will vary depending upon the Unitholder's particular circumstances. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Unitholder of the Unit pursuant to the Offer (that is, the Purchase Price), plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752).

     The gain or loss recognized by a Unitholder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unitholder as a capital asset. That capital gain or loss will be treated as long-term capital gain or loss if the tendering Unitholder's holding period for the Unit exceeds one year. Under current law, long-term capital gains of individuals are taxed at a maximum marginal federal income tax rate of 20 percent, whereas the maximum marginal federal income tax rate for ordinary income of such persons is approximately 39.6 percent. Capital losses are deductible only to the extent of capital gains, except that individual taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry-forward period is five years and an individual taxpayer can carry forward such losses indefinitely).

     If any portion of the amount realized by a Unitholder is attributable to "unrealized receivables" (which includes depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Unitholder's gain or loss may be treated as ordinary gain or loss rather than capital gain or loss.

     A tendering Unitholder will be allocated a pro rata share of the Partnership's taxable income or loss for the year of the sale with respect to the Units sold in accordance with the provisions of the partnership agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to the Unitholder for that year will affect the Unitholder's adjusted tax basis in Units and, therefore, the amount of such Unitholder's taxable gain or loss upon a sale of Units pursuant to the Offer.

     Under Code Section 469, individuals and certain types of corporations generally are able to deduct "passive activity losses" in any year only to the extent of the person's passive activity income for that year. Substantially all post-1986 losses of Unitholders from the Partnership are passive activity losses. Unitholders may have "suspended" passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts and which have not been used to offset income from other passive activities).

     If a Unitholder sells less than all of its Units pursuant to the Offer, a loss recognized by that Unitholder can be currently deducted (subject to the other applicable limitations) to the extent of the Unitholder's passive income from the Partnership for that year plus any other passive activity income for that year, and a gain recognized by a Unitholder upon the sale of Units can be offset by the Unitholders' current or "suspended" passive activity losses (if any) from the Partnership and other sources. If, on the other hand, a Unitholder sells 100 percent of its Units pursuant to the Offer, any "suspended" losses and any losses recognized upon the sale of the Units will be offset first against any other net passive gain to the Unitholder from the sale of the Units and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the Units will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Unitholder from its other income (subject to any other applicable limitations). If more than 10,000 Units are tendered, some tendering Unitholders may not be able to sell 100 percent of their Units pursuant to the Offer because of the proration of the number of Units to be purchased by C3 Capital.

     Unitholders (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to 31 percent backup withholding unless those Unitholders provide a taxpayer identification number ("TIN") and are certain that the TIN is correct or properly certify that they are awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Offer to Sell Letter. If a Unitholder who is subject to backup withholding does not properly complete and sign the Offer to Sell Letter, C3 Capital will withhold 31 percent from payments to such Unitholder.

     A Unitholder who tenders Units must file an information statement with his federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Section 1.751-1(a)(3). The selling Unitholder must also notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferors and transferee within 30 days of the date of the transfer (or, if earlier, January 15 of the following calendar year) (See IRS Form 8308).

     Gain realized by a foreign Unitholder on the sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code Section 1445, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold a tax equal to 10 percent of the amount realized on the disposition. In order to comply with this requirement, C3 Capital will withhold 10 percent of the amount realized by a tendering Unitholder unless the Unitholder properly completes and signs the Offer to Sell Letter certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

                                 VOTE TO CHANGE
                            MANAGING GENERAL PARTNER
                                       OF
                 AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.

             THIS CONSENT IS SOLICITED ON BEHALF OF C3 CAPITAL, LLC

     The undersigned, a limited partner of American Retirement Villas Properties III, L.P. (the "Partnership"), has received the Consent Solicitation dated October 4, 2001 ("Consent Solicitation") by C3 Capital, LLC, a California limited liability company ("C3 Capital"), seeking the approval by written consent of the following proposals:

     (1) the removal of ARV Assisted Living, Inc., a California corporation, as the managing general partner of the Partnership; and

     (2) the election of C3 Capital as the new managing general partner of the Partnership (which is conditioned on the approval of proposal (1) above).

     The units represented by this Vote to Change Managing General Partner (the "Vote to Change") will be voted as directed by the limited partner. Where no direction is given when the duly executed Vote to Change is returned, the limited partners interests will be voted FOR each of the proposals set forth in this Vote to Change.

     PLEASE MARK, SIGN, DATE AND RETURN THIS VOTE TO CHANGE PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

Each of the undersigned, by signing and returning this Vote to Change, hereby constitutes and appoints C3 Capital and its members and each of them acting through their officers and employees, with full power of substitution, as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the Partnership Agreement in connection with this Vote to Change and the Consent Solicitation or in order to implement an approved proposal; and, subject to the terms of the Consent Solicitation, hereby votes, or directs any custodian or trustee to vote, as follows, for the proposals set forth above, those limited partnership interests of the Partnership set forth below held of record by the undersigned:

Proposal                                   FOR     AGAINST   ABSTAIN

1.   Removal of General Partner            [ ]       [ ]       [ ]

2.   Election of new general partner,
     C3 Capital.                           [ ]       [ ]       [ ]

--------------------------------------------------------------------------------

              CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.

Please sign exactly as your name appears on the Partnership's records. Joint owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others acting in representative capacity should indicate the capacity in which they sign and should give FULL title, and submit appropriate evidence of authority to execute the Consent.

If the Units in the Partnership are held in an IRA or similar custodial account, please provide the name of the custodian or trustee below.


Number of Units Voted:                       Dated:                       , 2001
                      ------------------           -----------------------
                                             (Important - please fill in)

----------------------------------------     -----------------------------------
Signature                                    Signature

Name:                                        Name:
     -----------------------------------           -----------------------------
Title:                                       Title:
      ----------------------------------            ----------------------------

----------------------------------------
Name of custodian or trustee,
if applicable

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTE TO CHANGE PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS VOTE TO CHANGE IS SOLICITED BY C3 CAPITAL. THIS VOTE TO CHANGE IS VALID FROM THE DATE OF ITS EXECUTION UNLESS DULY REVOKED.